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                                   Law Office

                      STRADLEY, RONON, STEVENS & YOUNG, LLP

                            30 Valley Stream Parkway
                        Malvern, Pennsylvania 19355-1481
                                 (640) 640-5800

Direct Dial: (610) 640-5801

                                 March 20, 2000


Board of Directors
Dimensional Investment Group Inc.
1199 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

Gentlemen:

          We have examined the Articles of Incorporation ("Articles") of Dimensional Investment Group Inc. (the "Fund"), a corporation organized under Maryland law, and its by-laws, both as amended to date, the registration statement filed by the Fund under the Securities Act of 1933, as amended ("Registration Statement"), and such records of the corporate proceedings as we deem material to this opinion.

          As of the date hereof: (i) the Fund is authorized to issue an aggregate of Four Billion (4,000,000,000) shares of common stock, of a par value of $0.01 per share; and an aggregate par value of Forty Million Dollars ($40,000,000) and (ii) in accordance with authority provided in the Articles, the board of directors has divided the authorized shares of common stock into the following fifteen (15) classes, and has authorized each such class to issue the number of shares set forth below.


           The DFA 6-10 Institutional Portfolio Shares      200,000,000 shares;
           The DFA International Value Portfolio Shares     200,000,000 shares;
           U.S. 6-10 Value Portfolio II Shares              200,000,000 shares;
           U.S. Large Cap Value Portfolio II Shares         200,000,000 shares;
           DFA International Value Portfolio II Shares      200,000,000 shares;
           U.S. Large Cap Value Portfolio III Shares        200,000,000 shares;
           DFA International Value Portfolio III Shares     200,000,000 shares;
           RWB/DFA High Book to Market Portfolio Shares     200,000,000 shares;
           RWB/DFA Two-Year Corporate Fixed Income
                    Portfolio Shares                        200,000,000 shares;
           RWB/DFA Two-Year Government
                    Portfolio Shares                        200,000,000 shares;
           DFA International Value Portfolio IV Shares      200,000,000 shares;
           Emerging Markets Portfolio II Shares             200,000,000 shares;

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Dimensional Investment Group Inc.
March 20, 2000
Page 2

           Tax-Managed U.S. Marketwide Value
                    Portfolio II Shares                     200,000,000 shares;
           Tax Managed U.S. Marketwide
                    Value Portfolio XI Shares               200,000,000 shares; and
           U.S. Large Company Institutional
                    Index Portfolio Shares                  200,000,000 shares.

          Based upon the above-described examination, it is our opinion that as long as the Fund remains a corporation in good standing under the laws of the state of Maryland, the authorized but unissued shares of each class of stock listed above, when issued for the consideration established by the board of directors, as described in the Registration Statement, will be, under the law of the state of Maryland, legally issued, fully-paid, non-assessable outstanding shares of common stock of the Fund.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference therein to us as counsel who have rendered this opinion.

                                      Very truly yours,

                                      STRADLEY, RONON, STEVENS & YOUNG, LLP



                                      By: /s/ Stephen W. Kline
                                          -----------------------------------
                                          Stephen W. Kline